Exhibit 99.1

HESS CORPORATION

HESS REPORTS ESTIMATED RESULTS FOR THE FIRST QUARTER OF 2023
Key Developments:
•The Prosperity floating production, storage and offloading vessel (FPSO), which will be utilized by the Payara development, arrived at the Stabroek Block, offshore Guyana, on April 11th and is targeted for startup early fourth quarter; hook-up and commissioning activities have commenced
•Continued exploration success on the Stabroek Block, with a new oil discovery at the Lancetfish-1 well
•Improved returns to stockholders through a 17 percent increase in the first quarter dividend to $0.4375 per share
First Quarter Financial and Operational Highlights:
•Net income was $346 million, or $1.13 per share, compared with net income of $417 million, or $1.34 per share, in the first quarter of 2022; adjusted net income1 in the first quarter of 2022 was $404 million, or $1.30 per share
•Oil and gas net production was 374,000 barrels of oil equivalent per day (boepd), up 36 percent from 276,000 boepd, proforma for asset sold, in the first quarter of 2022
•Bakken net production was 163,000 boepd, up 7 percent from 152,000 boepd in the first quarter of 2022; Guyana net production was 112,000 barrels of oil per day (bopd), compared with 30,000 bopd in the prior-year quarter
•E&P capital and exploratory expenditures were $765 million compared with $580 million in the prior-year quarter
2023 Updated Guidance:
•Full year net production is now forecast to be in the range of 365,000 boepd to 375,000 boepd, compared with previous guidance of 355,000 boepd to 365,000 boepd primarily due to strong operational performance in the first quarter of 2023
NEW YORK, April 26, 2023 — Hess Corporation (NYSE: HES) today reported net income of $346 million, or $1.13 per share, in the first quarter of 2023, compared with net income of $417 million, or $1.34 per share, in the first quarter of 2022. On an adjusted basis, the Corporation reported net income of $404 million, or $1.30 per share in the first quarter of 2022. The decrease in after-tax results compared with the prior-year quarter reflects lower realized selling prices partially offset by the net impact of higher production volumes in the first quarter of 2023.
1.“Adjusted net income” is a non-GAAP financial measure. The reconciliation to its nearest GAAP equivalent measure, and its definition, appear on pages 5 and 7, respectively.

“We continue to successfully execute our strategy, which offers a unique value proposition to investors,” CEO John Hess said. “With multiple phases of low cost oil developments coming online in Guyana and our robust inventory of high return drilling locations in the Bakken, our company is positioned to deliver durable cash flow growth that enables us to continue to invest in some of the highest return projects in the industry and to grow our cash returns to our shareholders.”
After-tax income (loss) by major operating activity was as follows:

	Three Months Ended March 31, (unaudited)
	2023	2022

	(In millions, except per share amounts)
Net Income Attributable to Hess Corporation
Exploration and Production	$405	$460
Midstream	61	72
Corporate, Interest and Other	(120)	(115)
Net income attributable to Hess Corporation	$346	$417
Net income per share (diluted)	$1.13	$1.34

Adjusted Net Income Attributable to Hess Corporation
Exploration and Production	$405	$460
Midstream	61	72
Corporate, Interest and Other	(120)	(128)
Adjusted net income attributable to Hess Corporation	$346	$404
Adjusted net income per share (diluted)	$1.13	$1.30

Weighted average number of shares (diluted)	307.3	310.4

Exploration and Production:
E&P net income was $405 million in the first quarter of 2023, compared with $460 million in the first quarter of 2022. The Corporation’s average realized crude oil selling price, including the effect of hedging, was $74.23 per barrel in the first quarter of 2023, compared with $86.75 per barrel in the prior-year quarter. The average realized natural gas liquids (NGL) selling price in the first quarter of 2023 was $24.25 per barrel, compared with $39.79 per barrel in the prior-year quarter, while the average realized natural gas selling price was $4.39 per mcf, compared with $5.28 per mcf in the first quarter of 2022.
Net production was 374,000 boepd in the first quarter of 2023, compared with 276,000 boepd, proforma for asset sold, in the first quarter of 2022, primarily due to higher production in Guyana and the Bakken.

Cash operating costs, which include operating costs and expenses, production and severance taxes, and E&P general and administrative expenses, were $12.96 per barrel of oil equivalent (boe) in the first quarter of 2023, compared with $13.79 per boe (excluding Libya: $14.54 per boe) in the prior-year quarter. The decrease in cash operating costs in the first quarter of this year, compared with the first quarter of last year, reflects the higher production volumes.
Operational Highlights for the First Quarter of 2023:
Bakken (Onshore U.S.):  Net production from the Bakken was 163,000 boepd in the first quarter of 2023 compared with 152,000 boepd in the prior-year quarter, primarily due to higher NGL volumes received under percentage of proceeds contracts and increased drilling and completion activity. The Corporation added a fourth drilling rig in July 2022 and drilled 25 wells, completed 26 wells, and brought 24 new wells online during the first quarter of 2023.
Gulf of Mexico (Offshore U.S.):  Net production from the Gulf of Mexico in the first quarter of 2023 was 33,000 boepd, compared with 30,000 boepd in the prior-year quarter.
Guyana (Offshore): At the Stabroek Block (Hess – 30%), net production from the Liza Destiny and the Liza Unity FPSOs totaled 112,0002 bopd in the first quarter of 2023 compared with 30,000 bopd in the prior-year quarter. The Liza Unity FPSO, which commenced production in February 2022, reached its production capacity of approximately 220,000 gross bopd in July 2022. In the first quarter of 2023, we sold nine cargos of crude oil from Guyana compared with two cargos in the prior year quarter.
The third development, Payara, which will utilize the Prosperity FPSO with a production capacity of approximately 220,000 gross bopd, is targeted for startup early in the fourth quarter. The Prosperity FPSO arrived at the Stabroek Block on April 11th and hook-up and commissioning activities have commenced. The fourth development, Yellowtail, was sanctioned in April 2022 and will utilize the ONE GUYANA FPSO with a production capacity of approximately 250,000 gross bopd, with first production expected in 2025. Government and regulatory approvals are expected very soon for a fifth development, Uaru, with a production capacity of approximately 250,000 gross bopd.
The Corporation today announced an oil discovery at the Lancetfish-1 well on the Stabroek Block, offshore Guyana. The Lancetfish-1 well encountered approximately 92 feet of oil bearing sandstone reservoir. The well was drilled in 5,843 feet of water by the Noble Don Taylor and is located approximately 4 miles southeast of the Fangtooth discovery.

2.Net production from Guyana in the first quarter of 2023 included 15,000 bopd of tax barrels. There were no tax barrels in the first quarter of 2022.

The Kokwari-1 exploration well was drilled during the quarter and did not encounter commercial quantities of hydrocarbons.
Southeast Asia (Offshore): Net production at North Malay Basin and JDA was 66,000 boepd in the first quarter of 2023 compared with 64,000 boepd in the prior-year quarter.
Midstream:
The Midstream segment had net income of $61 million in the first quarter of 2023, compared with net income of $72 million in the prior-year quarter.
In March 2023, Hess Midstream Operations LP (HESM Opco), a consolidated subsidiary of Hess Midstream LP (HESM), repurchased approximately 3.6 million HESM Opco Class B units from Hess Corporation and Global Infrastructure Partners for $100 million, of which the Corporation received net proceeds of $50 million. The purchase was financed by HESM Opco's revolving credit facility. After giving effect to this transaction, the Corporation continues to own approximately 41% of HESM on a consolidated basis.
Corporate, Interest and Other:
After-tax expense for Corporate, Interest and Other was $120 million in the first quarter of 2023, compared with $115 million in the first quarter of 2022. On an adjusted basis, after-tax expense for Corporate, Interest and Other was $128 million in the first quarter of 2022.
Capital and Exploratory Expenditures:
E&P capital and exploratory expenditures were $765 million in the first quarter of 2023 compared with $580 million in the prior-year quarter, primarily due to higher drilling in the Bakken and development activities in Guyana. Midstream capital expenditures were $57 million in the first quarter of 2023 and $37 million in the prior-year quarter.
Liquidity:
Excluding the Midstream segment, Hess Corporation had cash and cash equivalents of $2.1 billion and debt and finance lease obligations totaling $5.6 billion at March 31, 2023. The Midstream segment had cash and cash equivalents of $4 million and total debt of $3.0 billion at March 31, 2023. The Corporation’s debt to capitalization ratio as defined in its debt covenants was 35.4% at March 31, 2023 and 36.1% at December 31, 2022. In March, the Corporation increased its quarterly dividend to $0.4375 per share commencing in the first quarter.
Net cash provided by operating activities was $638 million in the first quarter of 2023, compared with $156 million of net cash used in operating activities in the first quarter of 2022. Net cash provided by operating activities before changes in operating assets and liabilities3 was $1,032 million in the first quarter of 2023, compared with $952 million in the prior-year quarter. During the first quarter of 2023, changes in operating assets and liabilities decreased cash flow from operating activities by $394 million. During the first quarter of 2022 changes in operating assets and liabilities decreased cash flow from operating activities by $1,108 million, reflecting payments of approximately $470 million for accrued Libyan income tax and royalties at December 31, 2021.
Items Affecting Comparability of Earnings Between Periods:
The following table reflects the total after-tax income (expense) of items affecting comparability of earnings between periods:

	Three Months Ended March 31, (unaudited)
	2023	2022

	(In millions)
Exploration and Production	$—	$—
Midstream	—	—
Corporate, Interest and Other	—	13
Total items affecting comparability of earnings between periods	$—	$13
First Quarter 2022: Results for Corporate, Interest and Other included a pre-tax gain of $22 million ($22 million after income taxes) associated with the sale of real property and a charge of $9 million ($9 million after income taxes) for litigation related to our former downstream business.
Reconciliation of U.S. GAAP to Non-GAAP Measures:
The following table reconciles reported net income attributable to Hess Corporation and adjusted net income:

	Three Months Ended March 31, (unaudited)
	2023	2022

	(In millions)
Net income attributable to Hess Corporation	$346	$417
Less: Total items affecting comparability of earnings between periods	—	13
Adjusted net income attributable to Hess Corporation	$346	$404

3.“Net cash provided by (used in) operating activities before changes in operating assets and liabilities” is a non-GAAP financial measure.  The reconciliation to its nearest GAAP equivalent measure, and its definition, appear on pages 6 and 7, respectively.

The following table reconciles reported net cash provided by (used in) operating activities from net cash provided by (used in) operating activities before changes in operating assets and liabilities:

	Three Months Ended March 31, (unaudited)
	2023	2022

	(In millions)
Net cash provided by (used in) operating activities before changes in operating assets and liabilities	$1,032	$952
Changes in operating assets and liabilities	(394)	(1,108)
Net cash provided by (used in) operating activities	$638	$(156)
Hess Corporation will review first quarter financial and operating results and other matters on a webcast at 10 a.m. today (EDT).  For details about the event, refer to the Investor Relations section of our website at www.hess.com.
Hess Corporation is a leading global independent energy company engaged in the exploration and production of crude oil and natural gas.  More information on Hess Corporation is available at www.hess.com.
Forward-looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipate,” “estimate,” “expect,” “forecast,” “guidance,” “could,” “may,” “should,” “would,” “believe,” “intend,” “project,” “plan,” “predict,” “will,” “target” and similar expressions identify forward-looking statements, which are not historical in nature. Our forward-looking statements may include, without limitation: our future financial and operational results; our business strategy; estimates of our crude oil and natural gas reserves and levels of production; benchmark prices of crude oil, NGL and natural gas and our associated realized price differentials; our projected budget and capital and exploratory expenditures; expected timing and completion of our development projects; information about sustainability goals and targets and planned social, safety and environmental polices, programs and initiatives; and future economic and market conditions in the oil and gas industry.
Forward-looking statements are based on our current understanding, assessments, estimates and projections of relevant factors and reasonable assumptions about the future. Forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from our historical experience and our current projections or expectations of future results expressed or implied by these forward-looking statements. The following important factors could cause actual results to differ materially from those in our forward-looking statements: fluctuations in market prices of crude oil, NGL and natural gas and competition in the oil and gas exploration and production industry; reduced demand for our products, including due to perceptions regarding the oil and gas industry, competing or alternative energy products and political conditions and events; potential failures or delays in increasing oil and gas reserves, including as a result of unsuccessful exploration activity, drilling risks and unforeseen reservoir conditions, and in achieving expected production levels; changes in tax, property, contract and other laws, regulations and governmental actions applicable to our business, including legislative and regulatory initiatives regarding environmental concerns, such as measures to limit greenhouse gas emissions and flaring, fracking bans as well as restrictions on oil and gas leases; operational changes and expenditures due to climate change and sustainability related initiatives; disruption or interruption of our operations due to catastrophic and other events, such as accidents, severe weather, geological events, shortages of skilled labor, cyber-attacks, public health measures, or climate change; the ability of our contractual counterparties to satisfy their obligations to us, including the operation of joint ventures under which we may not control and exposure to decommissioning liabilities for divested assets in the event the current or future owners are unable to perform; unexpected changes in technical requirements for constructing, modifying or operating exploration and production facilities and/or the inability to timely obtain or maintain necessary permits; availability and costs of employees and other personnel, drilling rigs, equipment, supplies and other required services; any limitations on our access to capital or increase in our cost of capital, including as a result of limitations on investment in oil and gas activities, rising interest rates or negative outcomes within commodity and financial markets; liability resulting from environmental obligations and litigation, including heightened risks associated with being a general partner of HESM; and other factors described in Item 1A—Risk Factors in our Annual Report on Form 10-K and any additional risks described in our other filings with the Securities and Exchange Commission (SEC).
As and when made, we believe that our forward-looking statements are reasonable. However, given these risks and uncertainties, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made and there can be no assurance that such forward-looking statements will occur and actual results may differ materially from those contained in any forward-looking statement we make. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

Non-GAAP financial measures
The Corporation has used non-GAAP financial measures in this earnings release. “Adjusted net income” presented in this release is defined as reported net income attributable to Hess Corporation excluding items identified as affecting comparability of earnings between periods. “Net cash provided by (used in) operating activities before changes in operating assets and liabilities” presented in this release is defined as Net cash provided by (used in) operating activities excluding changes in operating assets and liabilities. Management uses adjusted net income to evaluate the Corporation’s operating performance and believes that investors’ understanding of our performance is enhanced by disclosing this measure, which excludes certain items that management believes are not directly related to ongoing operations and are not indicative of future business trends and operations. Management believes that net cash provided by (used in) operating activities before changes in operating assets and liabilities demonstrates the Corporation’s ability to internally fund capital expenditures, pay dividends and service debt. These measures are not, and should not be viewed as, a substitute for U.S. GAAP net income or net cash provided by (used in) operating activities. A reconciliation of reported net income attributable to Hess Corporation (U.S. GAAP) to adjusted net income, and a reconciliation of net cash provided by (used in) operating activities (U.S. GAAP) to net cash provided by (used in) operating activities before changes in operating assets and liabilities are provided in the release.
Cautionary Note to Investors
We use certain terms in this release relating to resources other than proved reserves, such as unproved reserves or resources.  Investors are urged to consider closely the oil and gas disclosures in Hess Corporation’s Form 10-K, File No. 1-1204, available from Hess Corporation, 1185 Avenue of the Americas, New York, New York 10036 c/o Corporate Secretary and on our website at www.hess.com.  You can also obtain this form from the SEC on the EDGAR system.

For Hess Corporation
Investor Contact:
Jay Wilson
(212) 536-8940
Media Contacts:
Lorrie Hecker
(212) 536-8250
Jamie Tully
Sard Verbinnen & Co
(917) 679-7908

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	First Quarter 2023	First Quarter 2022	Fourth Quarter 2022
Income Statement

Revenues and non-operating income
Sales and other operating revenues	$2,411	$2,313	$2,934
Gains on asset sales, net	—	22	76
Other, net	42	36	44
Total revenues and non-operating income	2,453	2,371	3,054
Costs and expenses
Marketing, including purchased oil and gas	603	682	821
Operating costs and expenses	382	313	385
Production and severance taxes	48	61	55
Exploration expenses, including dry holes and lease impairment	66	43	74
General and administrative expenses	136	110	217
Interest expense	123	123	124
Depreciation, depletion and amortization	491	337	504
Total costs and expenses	1,849	1,669	2,180
Income before income taxes	604	702	874
Provision for income taxes	176	197	292
Net income	428	505	582
Less: Net income attributable to noncontrolling interests	82	88	85
Net income attributable to Hess Corporation	$346	$417	$497

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	March 31, 2023	December 31, 2022
Balance Sheet Information
Assets
Cash and cash equivalents	$2,100	$2,486
Other current assets	1,699	1,445
Property, plant and equipment – net	15,412	15,098
Operating lease right-of-use assets – net	542	570
Finance lease right-of-use assets – net	121	126
Other long-term assets	2,064	1,970
Total assets	$21,938	$21,695
Liabilities and equity
Current portion of long-term debt	$5	$3
Current portion of operating and finance lease obligations	237	221
Other current liabilities	2,066	2,172
Long-term debt	8,382	8,278
Long-term operating lease obligations	422	469
Long-term finance lease obligations	174	179
Other long-term liabilities	1,931	1,877
Total equity excluding accumulated other comprehensive income (loss)	8,247	7,986
Accumulated other comprehensive income (loss)	(114)	(131)
Noncontrolling interests	588	641
Total liabilities and equity	$21,938	$21,695

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	March 31, 2023	December 31, 2022
Total Debt
Hess Corporation	$5,397	$5,395
Midstream (a)	2,990	2,886
Hess Consolidated	$8,387	$8,281
(a) Midstream debt is non-recourse to Hess Corporation.

	March 31, 2023	December 31, 2022
Debt to Capitalization Ratio (a)
Hess Consolidated	49.6%	50.0%
Hess Corporation as defined in debt covenants	35.4%	36.1%
(a)Includes finance lease obligations.

	Three Months Ended March 31,
	2023	2022
Interest Expense
Gross interest expense – Hess Corporation	$86	$92
Less: Capitalized interest – Hess Corporation	(5)	—
Interest expense – Hess Corporation	81	92
Interest expense – Midstream (a)	42	31
Interest expense – Hess Consolidated	$123	$123
(a)Midstream interest expense is reported in the Midstream operating segment.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	First Quarter 2023	First Quarter 2022	Fourth Quarter 2022
Cash Flow Information

Cash Flows from Operating Activities
Net income	$428	$505	$582
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
(Gains) losses on asset sales, net	—	(22)	(76)
Depreciation, depletion and amortization	491	337	504
Exploratory dry hole costs	31	—	37
Exploration lease impairment	5	6	6
Stock compensation expense	35	33	17
Noncash (gains) losses on commodity derivatives, net	—	55	165
Provision (benefit) for deferred income taxes and other tax accruals	42	38	66
Net cash provided by (used in) operating activities before changes in operating assets and liabilities	1,032	952	1,301
Changes in operating assets and liabilities	(394)	(1,108)	(49)
Net cash provided by (used in) operating activities	638	(156)	1,252
Cash Flows from Investing Activities
Additions to property, plant and equipment - E&P	(773)	(491)	(732)
Additions to property, plant and equipment - Midstream	(64)	(55)	(61)
Proceeds from asset sales, net of cash sold	—	24	150
Other, net	(4)	—	(4)
Net cash provided by (used in) investing activities	(841)	(522)	(647)
Cash Flows from Financing Activities
Net borrowings (repayments) of debt with maturities of 90 days or less	103	1	(25)
Debt with maturities of greater than 90 days:
Borrowings	—	—	—
Repayments	—	(505)	—
Cash dividends paid	(137)	(119)	(115)
Common stock acquired and retired	(20)	—	(290)
Noncontrolling interests, net	(131)	(74)	(80)
Employee stock options exercised	3	33	8
Payments on finance lease obligations	(2)	(2)	(4)
Other, net	1	1	3
Net cash provided by (used in) financing activities	(183)	(665)	(503)
Net Increase (Decrease) in Cash and Cash Equivalents	(386)	(1,343)	102
Cash and Cash Equivalents at Beginning of Period	2,486	2,713	2,384
Cash and Cash Equivalents at End of Period	$2,100	$1,370	$2,486

Additions to Property, Plant and Equipment included within Investing Activities
Capital expenditures incurred	$(792)	$(580)	$(850)
Increase (decrease) in related liabilities	(45)	34	57
Additions to property, plant and equipment	$(837)	$(546)	$(793)

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	First Quarter 2023	First Quarter 2022	Fourth Quarter 2022
Capital and Exploratory Expenditures

E&P Capital and exploratory expenditures
United States
North Dakota	$232	$135	$258
Offshore and Other	29	56	39
Total United States	261	191	297
Guyana	454	319	439
Malaysia and JDA	47	59	58
Other	3	11	24
E&P Capital and exploratory expenditures	$765	$580	$818

Total exploration expenses charged to income included above	$30	$37	$31

Midstream Capital expenditures	$57	$37	$63

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION EARNINGS (UNAUDITED)
(IN MILLIONS)

	First Quarter 2023
Income Statement	United States		International		Total

Total revenues and non-operating income
Sales and other operating revenues	$1,365		$1,044		$2,409
Other, net	9		5		14
Total revenues and non-operating income	1,374		1,049		2,423
Costs and expenses
Marketing, including purchased oil and gas (a)	584		35		619
Operating costs and expenses	205		118		323
Production and severance taxes	46		2		48
Midstream tariffs	283		—		283
Exploration expenses, including dry holes and lease impairment	20		46		66
General and administrative expenses	54		12		66
Depreciation, depletion and amortization	203		240		443
Total costs and expenses	1,395		453		1,848
Results of operations before income taxes	(21)		596		575
Provision for income taxes	—		170		170
Net income attributable to Hess Corporation	$(21)	(b)	$426	(c)	$405

	First Quarter 2022
Income Statement	United States		International		Total

Total revenues and non-operating income
Sales and other operating revenues	$1,704		$609		$2,313
Other, net	27		6		33
Total revenues and non-operating income	1,731		615		2,346
Costs and expenses
Marketing, including purchased oil and gas (a)	701		2		703
Operating costs and expenses	144		107		251
Production and severance taxes	58		3		61
Midstream tariffs	287		—		287
Exploration expenses, including dry holes and lease impairment	32		11		43
General and administrative expenses	49		8		57
Depreciation, depletion and amortization	195		97		292
Total costs and expenses	1,466		228		1,694
Results of operations before income taxes	265		387		652
Provision for income taxes	—		192		192
Net income attributable to Hess Corporation	$265	(d)	$195	(e)	$460
(a)Includes amounts charged from the Midstream segment.
(b)Includes after-tax losses from realized crude oil hedging activities of $27 million (noncash premium amortization: $27 million; cash settlement:  $0 million).
(c)Includes after-tax losses from realized crude oil hedging activities of $7 million (noncash premium amortization: $7 million; cash settlement:  $0 million).
(d)Includes after-tax losses from realized crude oil hedging activities of $57 million (noncash premium amortization: $34 million; cash settlement: $23 million).
(e)Includes after-tax losses from realized crude oil hedging activities of $35 million (noncash premium amortization: $21 million; cash settlement: $14 million).

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION EARNINGS (UNAUDITED)
(IN MILLIONS)

	Fourth Quarter 2022
Income Statement	United States		International		Total

Total revenues and non-operating income
Sales and other operating revenues	$1,628		$1,306		$2,934
Gains on asset sales, net	—		76		76
Other, net	13		8		21
Total revenues and non-operating income	1,641		1,390		3,031
Costs and expenses
Marketing, including purchased oil and gas (a)	771		63		834
Operating costs and expenses	193		129		322
Production and severance taxes	52		3		55
Midstream tariffs	297		—		297
Exploration expenses, including dry holes and lease impairment	33		41		74
General and administrative expenses	55		11		66
Depreciation, depletion and amortization	215		243		458
Total costs and expenses	1,616		490		2,106
Results of operations before income taxes	25		900		925
Provision for income taxes	—		284		284
Net income attributable to Hess Corporation	$25	(b)	$616	(c)	$641
(a)Includes amounts charged from the Midstream segment.
(b)Includes after-tax losses from realized crude oil hedging activities of $100 million (noncash premium amortization: $100 million; cash settlement: $0 million).
(c)Includes after-tax losses from realized crude oil hedging activities of $65 million (noncash premium amortization: $65 million; cash settlement: $0 million).

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION OPERATING DATA

	First Quarter 2023	First Quarter 2022	Fourth Quarter 2022
Net Production Per Day (in thousands)

Crude oil - barrels
United States
North Dakota	76	77	74
Offshore	24	22	25
Total United States	100	99	99
Guyana (a)	112	30	116
Malaysia and JDA	4	3	4
Other (b)	—	19	9
Total	216	151	228

Natural gas liquids - barrels
United States
North Dakota	61	49	60
Offshore	1	1	2
Total United States	62	50	62

Natural gas - mcf
United States
North Dakota	158	158	143
Offshore	47	43	50
Total United States	205	201	193
Malaysia and JDA	369	364	377
Other (b)	—	12	6
Total	574	577	576

Barrels of oil equivalent	374	297	386
(a)Production from Guyana includes 15,000 bopd of tax barrels in the first quarter of 2023 and 22,000 bopd of tax barrels in the fourth quarter of 2022. There were no tax barrels in the first quarter of 2022.
(b)Other includes production from Libya. The Corporation sold its interest in the Waha Concession in Libya in November 2022. Libya net production was 21,000 boepd in the first quarter of 2022 and 10,000 boepd in the fourth quarter of 2022.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION OPERATING DATA

	First Quarter 2023	First Quarter 2022	Fourth Quarter 2022
Sales Volumes Per Day (in thousands) (a)
Crude oil – barrels	213	140	242
Natural gas liquids – barrels	64	50	63
Natural gas – mcf	574	577	576
Barrels of oil equivalent	373	286	401

Sales Volumes (in thousands) (a)
Crude oil – barrels	19,161	12,580	22,218
Natural gas liquids – barrels	5,761	4,539	5,825
Natural gas – mcf	51,692	51,898	52,949
Barrels of oil equivalent	33,537	25,769	36,868
(a)Sales volumes from purchased crude oil, natural gas liquids, and natural gas are not included in the sales volumes reported.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION OPERATING DATA

	First Quarter 2023	First Quarter 2022	Fourth Quarter 2022
Average Selling Prices

Crude oil - per barrel (including hedging)
United States
North Dakota	$68.63	$84.77	$68.52
Offshore	68.12	85.17	69.07
Total United States	68.50	84.85	68.65
Guyana	79.15	90.90	80.77
Malaysia and JDA	72.91	89.27	80.41
Other (a)	—	90.91	86.83
Worldwide	74.23	86.75	76.07

Crude oil - per barrel (excluding hedging)
United States
North Dakota	$71.78	$91.55	$79.47
Offshore	71.27	91.52	79.99
Total United States	71.65	91.54	79.60
Guyana	79.86	99.76	85.93
Malaysia and JDA	72.91	89.27	80.41
Other (a)	—	101.04	91.60
Worldwide	76.02	94.04	83.50

Natural gas liquids - per barrel
United States
North Dakota	$24.25	$39.88	$26.95
Offshore	24.28	37.48	26.13
Worldwide	24.25	39.79	26.93

Natural gas - per mcf
United States
North Dakota	$2.54	$4.32	$4.68
Offshore	2.42	4.46	4.98
Total United States	2.51	4.35	4.76
Malaysia and JDA	5.44	5.81	5.34
Other (a)	—	4.79	7.48
Worldwide	4.39	5.28	5.17
(a)Other includes prices related to production from Libya. The Corporation sold its interest in the Waha Concession in Libya in November 2022.

The following is a summary of the Corporation’s outstanding commodity hedging program for the remainder of calendar 2023:

	WTI	Brent
Barrels of oil per day	80,000	50,000
Average monthly floor price	$70	$75